Exhibit 99.1

Altria Group’s Statement on Anheuser-Busch InBev’s £42.15 Per Share Proposal for SABMiller

RICHMOND, Va. (October 7, 2015) - Altria Group, Inc. (Altria) (NYSE: MO), SABMiller plc’s (SABMiller) largest shareholder, notes that Anheuser-Busch InBev (AB InBev) has announced today a proposal for a cash offer for SABMiller at £42.15 per ordinary share, with a partial share alternative, as described in AB InBev’s announcement.

Altria believes that a combination of these two companies would create significant value for all SABMiller shareholders. Altria supports a proposal of £42.15, or higher, with a partial share alternative, and, subject to finalization of terms, would be prepared to elect the partial share alternative. Altria urges SABMiller’s board to engage promptly and constructively with AB InBev to agree on the terms of a recommended offer.

Altria’s Profile
Altria currently owns approximately 27% percent of SABMiller’s ordinary shares and has been a SABMiller shareholder since 2002. Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. and Philip Morris Capital Corporation.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle

produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the period ended June 30, 2015.  In addition, AB InBev has not announced a firm intention to make an offer in accordance with the U.K. City Code on Takeovers and Mergers; accordingly, there can be no certainty either that an offer will be made or as to the terms on which any offer will be made. Altria does not undertake to update any forward-looking statements that it may make except as required by applicable law.  All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. This press release is non-binding and does not impose or give rise to any legally binding obligation on Altria Group, Inc. in relation to any offer.

Source: Altria Group, Inc.

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